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Exhibit 10.20

November 3, 2003

Via Fax: (407) 872-3977
And email: kevinjodonnell@aol.com

Mr. Kevin O'Donnell
Advantage Group, LLC
27 North Summerlin Avenue
Orlando, FL 32801

Re:	Stratus Services Group, Inc./ALS, LLC and Advantage Group, LLC Receivables

Dear Mr. O'Donnell:

        Please let this serve as written confirmation of the agreement between Stratus and Advantage regarding Stratus' outstanding receivables to ALS, LLC, or Advantage Services Group, (collectively "Advantage"). This letter shall serve as confirmation that, as of today's date, $225,000.00 is due and outstanding by Stratus to Advantage plus interest at a rate Prime + 1.5%.

        Stratus hereby agrees that it will pay to Advantage the sum of a minimum of $5,000.00 per week, and a minimum of $20,000 every four (4) weeks, beginning Monday, October 27th, and continuing until the balance above is paid in full.

        As security for Advantage's cooperation in collecting on these amounts due and owing, Stratus hereby pledges as collateral only, to Advantage, a Warrant with a term of five (5) years to purchase two (2) million shares of its common stock at an exercise price of the lower of $.15 per share or 75% of the share trading price, in the latest arms length trade. The Warrant shall be exercisable, in whole or in part, at the election of Advantage, upon or after the date of notification by Advantage to Stratus that Stratus has not complied with the foregoing payment obligations. While the Warrant will be issued, it will be held as collateral, and will only be released to Advantage in the event of a default by Stratus under the terms of this letter agreement, which default would continue for ten (10) days without cure. Moreover, if such a default occurs and is not cured in ten (10) days, and the Warrant must be released to Advantage, Advantage agrees that it will not exercise the warrant for a period of (i) six (6) months from the date hereof, or (ii) fifteen (15) days from the date of notification as set forth in the preceding sentence, whichever is later. Advantage shall have the right, but not the obligation, to apply funds owed to it by Stratus pursuant to the terms of this Letter Agreement only, in whole or in part in exercising the Warrant. Stratus shall, upon such exercise only, have the obligation to register the shares underlying the Warrant, in accordance with the registration rights granted to Advantage in connection therewith.

        If the same meets with your approval, please sign where indicated below and return a copy to the undersigned.

Very truly yours,
/s/ Michael A. Maltzman
Michael A. Maltzman Executive Vice President And Chief Financial Officer

AGREED TO AND ACCEPTED BY:

ADVANTAGE GROUP, LLC

By:	KEVIN O'DONNELL Kevin O'Donnell
Title:

cc:	Suzette N. Berrios, Esq. Mr. Jeffrey Raymond Mr. Joseph J. Raymond Mr. Joseph J. Raymond, Jr.

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  Exhibit 10.20